Exhibit 10

Compensation of Named Executive Officers

Our executive officers are at-will employees.  We do not have a written employment contract with any of them.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.  For 2013, we have set the following officers’ annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

		Estimated
		Profit Sharing
	2013	Trust
	Salary	Contribution{1}
Karen Colonias	$350,000	$25,500
President and Chief Executive Officer

Thomas J Fitzmyers	178,251	17,825
Chairman of the Board

Phillip Terry Kingsfather	305,910	25,500
President and Chief Executive Officer of Simpson
Strong-Tie Company Inc.

Michael J. Herbert	270,000	25,500
Vice President

Brian J. Magstadt	231,750	23,175
Chief Financial Officer, Treasurer and Secretary

Jeffrey E. Mackenzie	176,534	17,653
Vice President

{1}     If we employ the officer on December 31, 2013, or if he or she is age sixty or older, we will contribute to his or her profit sharing trust account 10% of his or her salary, with a contribution limit of $25,500 for 2013, plus a pro rata share of forfeitures by other participants. The estimates in this table assume that no forfeitures will occur. Of this 10%, a discretionary contribution of 7% of his or her salary, if approved by our Board of Directors, will be paid in 2014, and the 3% will be paid quarterly in the month following the last month of each calendar quarter of 2013.

The 2013 salaries represent no increase for Karen Colonias or Phillip Terry Kingsfather, a 3% increase for Brian J. Magstadt, a 4% increase for Jeffrey E. Mackenzie, a 7.4% decrease for Michael J. Herbert and a 33.3% decrease for Thomas J Fitzmyers from their 2012 salaries.

Each of our officers participates in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:	Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:	Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees.  We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ending on the last day of the second month of the quarter

Less:	Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and
indefinite lived intangible assets) based on tiered phase-in schedule
Goodwill and indefinite lived intangible assets
Self-Insured workers’ compensation reserves

Multiplied by:	Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:	Qualifying level

Based on our operating profit for each of the 4 quarters of 2013, our officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2013, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout{1}

Karen Colonias	$95,779,000	$59,880,000	$895,000

Thomas J Fitzmyers	95,779,000	59,880,000	246,000

Phillip Terry Kingsfather	95,779,000	59,880,000	722,000

Michael J. Herbert	95,779,000	59,880,000	268,000

Brian J. Magstadt	95,779,000	59,880,000	245,000

Jeffrey E. Mackenzie	95,779,000	59,880,000	163,000

{1}     Amounts expected to be paid for the full year of 2013 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Each of our officers participates in our 2011 Incentive Plan.  Whether we grant restricted stock units under our 2011 Incentive Plan each year depends on whether we meet the applicable operating profit goal for the preceding year.  If we do not achieve the applicable operating profit goal for a year, we do not grant restricted stock units to the affected officers for that year.  If we achieve our operating profit goals for 2013, computed as income from operations plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate granting restricted stock units to the following executive officers for the following numbers of shares of our common stock:

		Restricted
	Operating	Stock Unit
	Profit Goal{1}	Award

Karen Colonias	$95,779,000	18,300 shares

Phillip Terry Kingsfather	95,779,000	9,150 shares

Brian J. Magstadt	95,779,000	7,578 shares

Thomas J Fitzmyers	95,779,000	3,865 shares

Michael J. Herbert	95,779,000	1,720 shares

Jeffrey E. Mackenzie	95,779,000	1,720 shares

{1}     The Operating Profit Goal relates to Simpson Strong-Tie Company Inc.  We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The Compensation and Leadership Development Committee of our Board of Directors also approved additional restricted stock unit awards and goals for Karen Colonias, Phillip Terry Kingsfather and Brian J. Magstadt. These awards will be based on performance against estimated sales of the products from our recent strategic acquisitions of S&P Clever Reinforcement Company AG, S&P Clever Reinforcement International AG, Fox Industries, Inc., Automatic Stamping, LLC and Automatic Stamping Auxiliary Services, LLC (collectively, the “Recently Acquired Businesses”). The number of restricted stock units may be increased or decreased based on the percentage above or below estimated sales, but at least 75% of the sales goal must be reached for an award to be earned. The number of potential restricted stock units earned and the goals for these individuals are as follows:

Restricted Stock Unit Award
Phillip
	Karen	Terry	Brian J.
Recently Acquired Businesses	Colonias	Kingsfather	Magstadt

75% of sales goal — $31,789,000	6,100 shares	3,050 shares	2,526 shares
100% of sales goal — $42,385,000	12,200 shares	6,100 shares	5,052 shares
150% of sales goal — $63,578,000	24,400 shares	12,200 shares	10,104 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The total number of restricted stock units earned by achieving both the operating profit goal and the sales goal of the Recently Acquired Businesses may be modified up or down by 10% based on a peer group comparison of total shareholder return, including stock price appreciation and dividends paid. The peer group consists of the following companies:

Illinois Tool Works	Fastenal Company
Gibralter Industries	Eagle Material Inc.
Masco Corporation	Trex Co. Inc.
USG Corporation	Stanley Black & Decker, Inc.

If the Company’s total shareholder return is below the peer group average, 90% of the restricted stock units will be awarded, if it is at the peer group average 100% of the restricted stock units will be awarded, and if it is above the peer group average, 110% of the restricted stock units will be awarded. Therefore, the maximum potential restricted stock units awards is 46,970 shares for Karen Colonias, 23,485 shares for Phillip Terry Kingsfather and 19,450 shares for Brian J. Magstadt.

Also on December 10, 2012, the Compensation and Leadership Development Committee of our Board of Directors approved the additional grant of at least 1,250 restricted stock units to Mr. Herbert if we exceed our 2013 budgeted goal for sales in the Asia/Pacific segment by 10%, to increase to a maximum of 2,500 shares if we exceed our 2013 budgeted goal for sales in the Asia/Pacific segment by 15%, as follows:

Restricted
Stock Unit
Asia/Pacific	Award

110% of sales goal — $17,898,000	1,250 shares
115% of sales goal — $18,712,000	2,500 shares

We use these parameters only for the purposes stated above. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

After December 31, 2012, the Company will no longer hire an airplane for Thomas J Fitzmyers, but will reimburse Mr. Fitzmyers for the cost of his travel on commercial flights to and from our offices or when he travels on Company business.

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $40,000,

•                  a fee of $2,000 for attending in person each meeting of our Board of Directors or attending by telephone a meeting that is scheduled to be held by telephone conference,

•                  a fee of $2,000 for attending in person each committee meeting held on a day when our Board of Directors does not meet, whether or not he or she is a member of the committee,

•                  a fee of $1,000 for each committee meeting he or she attends in person on the same day as a meeting of our Board of Directors or another committee, whether or not he or she is a member of the committee, and

•                  a fee of half the normal fee for each Board of Directors or committee meeting he or she attends by telephone, unless it is scheduled to be held by telephone conference.

We pay the Lead Independent Director an additional annual fee of $10,000. We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  The annual retainer and the additional annual fees for the Lead Independent Director and the Committee Chairs are not prorated in the year that a director is appointed to the Board of Directors. We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our independent directors, whether newly appointed or continuing his or her service, is eligible to receive 1,425 restricted stock units under our 2011 Incentive Plan for each year that we meet our annual operating profit goal.  Newly appointed directors are eligible to receive the entire restricted stock unit award as long as he or she served on the Board of Directors during the year and the operating profit goal for that year was achieved. The operating profit goal for awards for our independent directors is the same as the operating profit goal for awards to our Named Executive Officers.